Exhibit 10.28
Portions of this exhibit have been redacted because they are both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. Information that was omitted has been noted in this document with a placeholder identified by the mark [* * *].
COLLABORATION & OPTION AGREEMENT
This Collaboration & Option Agreement (“Agreement”) is dated December 28, 2021, (the “Effective Date”) and is between Janssen Biotech Inc., a company having a place of business at 800/850 Ridgeview Drive, Horsham PA 19044 (“Janssen”) and Genocea Biosciences, Inc., a company having a place of business at 100 Acorn Park Drive, Cambridge, MA 02140 (“Genocea”).
RECITALS
Genocea has a clinically validated immune profiling platform, ATLAS™, that in an HLA agnostic manner, identifies true neoantigens through separately screening CD4+ and CD8+ T cells with autologous antigen presenting cells to identify activating antigens and immune suppressive antigens (as further defined below “Genocea Platform”) and possesses proprietary technology and confidential information relating thereto.
Janssen researches and develops a variety of pharmaceutical products, including a proprietary vaccine for the treatment of **** cancer (as further defined below “Janssen Vaccine”) and possesses proprietary technology and confidential information relating thereto.
Janssen controls a number of patient samples, some of which were treated with the Janssen Vaccine, and data related to all such samples.
Janssen and Genocea desire to collaborate using the Genocea Platform, the Janssen Vaccine, Janssen’s patient samples and associated data, as well as in vivo animal models to characterize the antigens of the Janssen Vaccine and potentially stratify patient samples to predict the outcome of treatment with the Janssen Vaccine and other vaccines.
Janssen – Genocea COA

1.DEFINITIONS
1.1“Affiliate” means, any corporation, firm, limited liability company, partnership, or other entity that directly or indirectly controls, or is controlled by, or is under common control with a given party to the Agreement. For the purpose of this definition, control means ownership, directly or through one or more Affiliates, of more than 50% (or such lesser percentage that is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) of the shares of stock entitled to vote for the election of directors in the case of a corporation, or more than 50% (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) of the equity interests in the case of any other type of legal entity, or status as a general partner in any partnership, or any other arrangement whereby a party directs or has the right to direct [as control is defined differently in this paragraph] the board of directors or equivalent governing body of a corporation or other entity.
1.2“Anonymized Data” means information that does not relate to an identified or identifiable individual or personal health information rendered anonymous in such a manner that the individual is not or is no longer identifiable.
1.3“Applicable Law” or “Applicable Laws” means any and all laws, regulations, guidelines, anti-corruption laws and ethical standards, including, but not limited to, GLP and GCP, and including laws, regulations and guidelines governing data protection and privacy and the ICH guidelines, and those regarding the sourcing, handling, storage, banking, transport, use, disposal, releasing, transferring, import or export of human biologic materials and associated data, each as amended from time to time, and as appropriate to the performance of services under this Agreement.
1.4“Background IP” means Intellectual Property Rights Controlled by a party.
1.5“Business Day” means a day other than a Saturday, Sunday or public holiday in the United States. If an event under this Agreement must occur on a stipulated day which is not a Business Day then the stipulated day will be taken to be the next Business Day.
1.6“Clinical Data” means Anonymized Data related to Human Biologic Materials.
1.7“Collaboration Data” means any Data first generated by either or both parties pursuant to this Agreement and as further defined in the Collaboration Work Plan.
1.8“Collaboration Technology” means any Technology first generated by either or both parties pursuant to this Agreement.
Janssen – Genocea COA

1.9“Collaboration Work Plan” means the statement of each party’s assigned activities and payments that are owed to Genocea for the completion of certain activities, attached hereto as Exhibit A and made part hereof.
1.10“Commercially Reasonable Efforts” means, efforts and resources commonly used in the research-based pharmaceutical industry for the research and development of pharmaceutical products.
1.11“Confidential Information” means any non-public information, process, machine, composition, or data which is Controlled by a party and disclosed by such party to the other party pursuant to this Agreement. In order to be deemed confidential, Confidential Information shall be supplied to the other party in written form and identified as being confidential or, if disclosed orally, shall be confirmed in writing within forty-five (45) days of its oral disclosure.
1.12“Control” or “Controlled” when referring to (i) Intellectual Property Rights shall mean ownership or possession (including through control of an Affiliate or through a license from an Affiliate or third party) of the right or ability to grant a license or sublicense of designated Intellectual Property rights (including, as applicable, rights to access or cross-reference regulatory filings) without violating the terms of any agreement or other arrangement with any third party existing on the Effective Date or results in an obligation to make a payment to such third party, unless the parties agree in writing regarding allocation of such payment or, (ii) in the case of Intellectual Property Rights acquired after the Effective Date and outside of this Agreement, without violating the terms of any agreement or other arrangement under which such rights were acquired, provided that if such agreement or other arrangement results in an obligation to make a payment to such third party, the parties must agree in writing regarding allocation of such payment.
1.13“Copyright Rights” means any party’s rights to Technology or Data that is an original work of authorship fixed in a tangible means of expression in any jurisdiction.
1.14“CPR Rules” has the meaning set forth in Section 22.1.
1.15“Data” means qualitative or quantitative measurements which are obtained by empirical methods. Examples of Data include pharmacological data, toxicological data, non-clinical data, clinical data, analytical and quality control data, manufacturing data and descriptions, market data, financial data or descriptions.
Janssen – Genocea COA

1.16“Data Rights” means all rights granted in the applicable jurisdiction to Data including: (a) any right to utilize Data; (b) trade secret rights and any other right to maintain Data as confidential or prohibit its use for any purpose; (c) the right to create derivative works and compilations from Data; and (d) any unique rights to databases or other compilations of Data.
1.17“Developed” “Develop” and “Development” (i) with respect to any patentable Intellectual Property Rights, “invented” as such term is defined by U.S. patent law; (ii) with respect to any copyrightable Intellectual Property, “authored” as such term is defined by U.S. copyright law; and (iii) with respect to all other Intellectual Property Rights, created, discovered, or first generated, as applicable.
1.18“Files and Work Papers” has the meaning set forth in Section 11.
1.19“FTE” means the equivalent of the work of one (1) full-time employee of Genocea or its Affiliates for one (1) year (consisting of **** hours per Calendar Year) in performing Collaboration Work Plan activities hereunder. Any employee of Genocea or any Affiliate who devotes fewer than **** hours per Calendar Year on the applicable activities shall be treated as an FTE on a pro-rata basis, calculated by dividing the actual number of hours worked by such employee on such activities by ****. Any employee of Genocea or any Affiliate who devotes **** hours per calendar year on the applicable activities shall be treated as one (1) FTE. Overtime and work on weekends, holidays and the like, in each case, will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. The portion of an FTE billable by Genocea for one individual during a given period will be determined by dividing the number of hours worked directly by such individual on the work to be conducted under the Collaboration Work Plan during such accounting period and the number of FTE hours applicable for such accounting period based on **** working hours per Calendar Year.
1.20“FTE Costs” means, for any period, the FTE Rate multiplied by the number of FTEs in such period. FTEs will be pro-rated on a daily basis if necessary.
1.21“FTE Rate” means a rate of **** US dollars **** per FTE per calendar year (pro-rated for the period beginning on the Effective Date and ending on the last day of the first Calendar Year of the Term). Overtime, and work on weekends, holidays, and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. The FTE Rate is “fully burdened” and will include employee salaries and all overhead allocated to such employee’s work hereunder.
Janssen – Genocea COA

1.22“GCP” means good clinical practices as defined by the laws and regulations intended to ensure the integrity of clinical data on which product approvals are based and to help protect the rights, safety, and welfare of human subjects.
1.23“Genocea Background Data” has the meaning set forth in Section 8.1.1.
1.24“Genocea Background Data Rights” has the meaning set forth in Section 8.1.1.
1.25“Genocea Background IP” has the meaning set forth in Section 8.1.
1.26“Genocea Background Technology” has the meaning set forth in Section 8.1.2.
1.27“Genocea Collaboration Technology” has the meaning set forth in Section 8.3.2.
1.28“Genocea Platform” means the **** and the mechanism of action and characteristics of INHIBIGENS™.
1.29“GLP” means Good Laboratory Practices including those enumerated in 21 U.S.C. 58.
1.30“Human Biologic Materials” may include, but are not limited to, blood, urine, saliva, or other bodily fluids, products of conception, excess pathology tissue, surgical tissue and any other human tissues.
1.31“Income Taxes” has the meaning set forth in Section 6.4.1.
1.32“Indemnified Party” has the meaning set forth in Section 13.1.
1.33“Indemnifying Party” has the meaning set forth in Section 13.1.
1.34“Indirect Taxes” has the meaning set forth in Section 6.4.1.
1.35“Intellectual Property Rights” means a party’s rights to Data or Technology under individually or collectively Patent Rights, Copyright Rights, Data Rights, or Know-How Rights.
1.36“Internal Research Purposes” means the use of **** Collaboration Technology or Collaboration Data (i) with respect to Janssen for the discovery and development of ****, and (ii) with respect to Genocea for the discovery, development and commercialization of the ****.
1.37“Janssen Background Data” has the meaning set forth in Section 8.1.1.
Janssen – Genocea COA

1.38“Janssen Background Data Rights” has the meaning set forth in Section 8.1.1.
1.39“Janssen Background IP” has the meaning set forth in Section 8.1.
1.40“Janssen Background Technology” has the meaning set forth in Section 8.1.
1.41“Janssen Collaboration Data” has the meaning set forth in Section 8.3.
1.42“Janssen Collaboration Technology” has the meaning set forth in Section 8.3.
1.43“Janssen Vaccine” means Janssen’s proprietary vaccine that is the subject of this Agreement which is identified by its sequence that will be supplied to Genocea in writing within 10 business days after the Effective Date.
1.44“JSC” has the meaning set forth in Section 2.3.1.
1.45“Know-How Rights” means a party’s rights to Technology and Data, other than Patent Rights or Copyright Rights, under either or both the common law or the statutory protection of any country, including but not limited to trade secrets.
1.46“License” has the meaning set forth in Section 8.7.
1.47“Licensed Third Party IP” means all worldwide patents and patent applications in the patent ****.
1.48“Losses” has the meaning set forth in Section 13.1.
1.49“Materials” means tangible compositions that are (i) Controlled by one party and supplied to the other party pursuant to this Agreement (ii) generated pursuant to this Agreement by using either (A) a party’s tangible compositions of subpart (i) of this definition, or (B) a party’s Confidential Information. Examples of Materials include but are not limited to Human Biological Materials and Vaccine Constructs.
1.50“Negotiation Period” has the meaning set forth in Section 8.7.
1.51“Non-Publishing Party” has the meaning set forth in Section 14.3.
1.52“Option” has the meaning set forth in Section 8.7.
1.53“Option Period” has the meaning set forth in Section 8.7.
Janssen – Genocea COA

1.54“Out-of-Pocket” means, with respect to the activities to be performed under the Collaboration Work Plan and the corresponding Collaboration Work Plan budget hereunder, direct expenses paid by Genocea and specifically identifiable in the applicable Collaboration Work Plan and incurred to conduct such activities in the applicable Collaboration Work Plan, including payments to Representatives if any, in each case, pursuant to the Collaboration Work Plan.
1.55“Patent Filings” has the meaning set forth in Section 8.8.
1.56“Patent Rights” means any party’s rights to Technology under any patents and patent applications, claiming such Technology filed anywhere in the world, including provisional applications and non-provisional applications, and all related applications thereafter filed, including any priority applications, continuations, continuations-in-part, divisions, or substitute applications, any patents issued or granted from any such patent applications, and any reissues, reexaminations, renewals or extensions (including by virtue of any supplementary protection certificates) of any such patents, and any confirmation patents or registration patents or patents of addition based on any such patents, and all foreign counterparts or equivalents of any of the foregoing.
1.57“Prior CDA Agreement” has the meaning set forth in Section 7.5.
1.58“Progress Reports” has the meaning set forth in Section 2.2.
1.59“Publishing Party” has the meaning set forth in Section 14.3.
1.60“Representative” means a party’s employees, Affiliates or third party contractors who perform Collaboration Work Plan activities pursuant to executed agreements that contain obligations of confidentiality and, if applicable, assignment of inventions that are substantially similar to such obligations in this Agreement.
1.61“Technology” means any process, compositions of matter, articles of manufacture, machines, and information that is not known to the public, which may or may not be patentable under the laws of any country. Examples of Technology include but are not limited to methods, knowledge, know-how, trade secrets, technology, techniques, designs, drawings, correspondence, computer programs, documents, apparatus, results, strategies, information and submissions pertaining to (or made in association with) filings with any governmental authority, devices, assays, chemical formulations, nucleic acid sequences, protein sequences, specifications, material, product samples and other samples, physical, chemical and biological materials, and the like, in written, electronic, oral or other tangible or intangible form.
Janssen – Genocea COA

1.62“Term” has the meaning set forth in Article 4.
1.63“Third Party License Agreement” has the meaning set forth in Section 15.7.
1.64“Vaccine Constructs” means all constructs ****.
2.PERFORMANCE OF COLLABORATION WORK PLAN
2.1Collaboration Work Plan and ****. The parties agree to perform the Collaboration Work Plan as set forth in this Agreement using Commercially Reasonable Efforts. The Collaboration Work Plan has ****. Upon the completion of activities ****, the parties shall review the generated Collaboration Technology and Collaboration Data individually and at the JSC (defined below). Upon the completion of the Collaboration Work Plan for ****, within ****, Janssen shall provide Genocea with a writing providing ****, an amended Collaboration Work Plan to address additional activities to be conducted **** with notice that this Agreement ****. No party shall commence activities ****. The parties may revise or supplement the assigned activities and consideration therefore by revising or adding additional Collaboration Work Plans (including any amended Collaboration Work Plan) to this Agreement by written amendments, executed by both parties.
2.2Reports. Each party shall provide the other party with a report describing its activities pursuant to each part of the Collaboration Work Plan of Exhibit A, including all relevant methods, testing conditions and Collaboration Data. Such report shall be provided at the completion of **** identified in Exhibit A (“Progress Reports”). The content of such Progress Reports shall be owned by the parties pursuant to the obligations or other provisions of Article 8.
Janssen – Genocea COA

2.3Joint Steering Committee.
2.3.1Meetings & Membership. The parties shall establish a Joint Steering Committee (“JSC”), comprised of two employee representatives for each of Genocea and of Janssen. JSC representatives shall have the appropriate authority regarding decision-making, technical expertise and experience relevant to the Collaboration Work Plan. Genocea’s and Janssen’s initial JSC representatives will be identified by each party to the other promptly after the Effective Date. Each party may invite non-voting Representatives to attend meetings of the JSC, provided that they are bound to written obligations of confidentiality, non-use and assignment of Technology and Data similar to those of that party’s JSC representatives. From time to time during the Term of this Agreement, each party may, upon written notice to the JSC representatives of the other party, replace the individual(s) assigned to be its JSC representative with another employee who has the required expertise relevant to the Collaboration Work Plan. JSC shall hold its meetings at least once a month during the Term or more often as needed and at a minimum at the completion of **** as defined in Exhibit A. Janssen’s JSC representative shall coordinate the timing of such meetings.
2.3.2 JSC Responsibilities. During the Term, the JSC shall:
(i)Determine whether **** of the Collaboration Work Plan ****;
(ii)Amend the Collaboration Work Plan to include additional experiments, if desired by both parties, provided that, if such amendments require additional financial consideration from Janssen or additional activities by Genocea, the parties must amend this Agreement in writing; and
(iii)Attempt to resolve any disputes on an informal basis.
2.3.3Voting. Regardless of the number of Janssen JSC representatives or Genocea JSC representatives, each party shall have one (1) collective vote, and the JSC shall make decisions by consensus. If the JSC is unable to reach consensus on a matter, Janssen shall have final decision-making authority with respect to whether ****. With respect to all other matters, if the JSC is unable to reach consensus, the matter will be referred to the parties’ respective senior officers for resolution through good faith negotiations. If after sixty (60) days, the matter is unable to be resolved, either party may submit such matter to the dispute resolution procedures set forth in Section 22.
3.MATERIALS
3.1Use of Materials. The parties and if applicable their respective Representatives shall use Materials solely for activities of the Collaboration Work Plan and in the manner expressly provided under this Agreement.
Janssen – Genocea COA

3.1.1Genocea & Janssen. The parties agree to maintain control over Materials and agree:
(i)to use Materials to comply with Applicable Law with respect to handling, storing, banking, transporting, using and disposing of Materials;
(ii)not to transfer, distribute or release Materials Controlled by the other party to any person other than the receiving party or its Representatives and only in accordance with Applicable Law, the terms of this Agreement, and any written instructions received from the Controller of the Material, unless such transfer, distribution or release is required by Applicable Law;
(iii)to ensure that the technical and organizational security measures specified by Applicable Law are taken to protect Materials against accidental or unlawful destruction or accidental loss or damage, alteration, unauthorized disclosure or access and against all other unauthorized or unlawful forms of processing, as described further in Articles 10 and 11;
(iv)to limit access to the Materials solely to those Representatives whose performance is required pursuant to the Collaboration Work Plan, provided such Representatives have executed agreements that contain obligations of confidentiality and, if applicable, assignment of inventions that are substantially similar to such obligations in this Agreement as applicable to such Representatives’ performance under the Collaboration Work Plan;
(v)to return any of the Controlling party’s Material in the receiving party’s possession in accordance with Section 7.3 upon the expiration or termination of this Agreement; and
(vi)to destroy any Vaccine Constructs in either party’s possession within thirty (30) days of the expiration of the Option Period or the Negotiation Period, as applicable.
3.1.2Obligations Concerning Human Biologic Materials & Clinical Data. Janssen agrees to obtain all necessary consents (including informed consent from patients) to use the Human Biologic Materials to conduct the activities under the Collaboration Work Plan and for the licenses granted under this Agreement. Janssen further agrees to ensure that all Clinical Data provided to Genocea shall be Anonymized Data. Genocea agrees to maintain control over the Human Biologic Materials and any Clinical Data received from Janssen or its Representatives hereunder and further agrees as follows:
(i)to comply with Applicable Law with respect to handling, storing, banking, transporting, using and disposing of the Human Biologic Materials and any Clinical Data;
Janssen – Genocea COA

(ii)to handle, store, bank, transport and use the Human Biologic Materials and Clinical Data solely in accordance with the provisions of this Agreement and to not further process the Human Biologic Materials or Clinical Data in any other manner, unless in accordance with the written instructions or consent of Janssen;
(iii)not to transfer, distribute or release the Human Biologic Materials or Clinical Data received hereunder to any person other than Genocea and its Representatives and only in accordance with Applicable Law, the terms of this Agreement, and any written instructions received by Genocea from Janssen, unless such transfer, distribution or release is required by Applicable Law;
(iv)to ensure that the technical and organizational security measures specified by Applicable Law are taken to protect the Human Biologic Materials and any Clinical Data against accidental or unlawful destruction or accidental loss or damage, alteration, unauthorized disclosure or access and against all other unauthorized or unlawful forms of processing, as described further in Sections 11 and 12;
(v)to limit access to Human Biological Materials and Clinical Data solely to those Representatives whose performance is required pursuant to the Collaboration Work Plan; and
(vi)to return all unused Human Biological Materials to Janssen within thirty (30) days of the expiration or termination of this Agreement.
3.2No Implied License.
The parties acknowledge that provided Materials may be subject to issued and/or pending patents and patent applications. Pursuant to the ownership rights under Article 8, all right title and interest in and to such Materials shall remain with the providing party. Except for the right to use Materials as expressly described herein, no express or implied licenses or other rights to use the Materials are provided by the providing party to the recipient under any patents, patent applications, trade secrets or other proprietary rights Controlled by the providing party.
4.TERM
The term of this Agreement shall begin on the Effective Date and shall end on the earlier date of either (a) the completion of activities under the Collaboration Work Plan or (b) **** (“Term”), unless sooner terminated in accordance with the terms hereof. The parties agree that the term may be extended by mutual written agreement of the parties.
Janssen – Genocea COA

5.TERMINATION
5.1**** Termination. At any time **** may terminate the Agreement at its sole discretion by providing **** with at least **** written notice thereof. **** shall not be entitled to any damages for such early termination of this Agreement.
5.2Material Breach. Subject to Section 5.3, each party shall have the right to immediately terminate the Agreement, by way of a written notice to the other parties, in case a party commits a material breach of the Agreement and fails to remedy such material breach within **** after receipt of written notice of default sent by a non-defaulting party.
5.3Mitigation. Each party shall use Commercially Reasonable Efforts to mitigate the costs and other negative consequences of any breach or termination of this Agreement.
5.4Accrued Rights. The termination of the Agreement will not terminate any rights, obligations or legal and equitable remedies which any party may have accrued prior to the effective date of termination.
5.5Effects. Upon receipt of notice of termination, Genocea shall promptly wind-down and terminate any outstanding commitments and cease conducting the applicable Collaboration Work Plan to avoid incurring any further costs under the Collaboration Work Plan. Within **** of notice of termination, Genocea shall provide Janssen with a reconciliation and reasonable support of costs incurred under the Collaboration Work Plan. Reasonable support will include copies of invoices from third party vendors with respect to Out-of-Pocket costs, including non-cancellable costs, and FTE records as applicable to the Collaboration Work Plan. If such costs (including non-cancellable costs) are in excess of amounts paid by Janssen to Genocea under the Collaboration Work Plan, Janssen shall pay such undisputed amounts within **** of receipt of the reconciliation. In the event such reconciliation shows an overpayment by Janssen, Genocea shall provide a refund to Janssen within ****. In no event, shall the amount due to Genocea exceed the budget of the applicable Collaboration Work Plan at time of termination.
6.FINANCIAL
6.1Tech Access Fee. Janssen shall pay Genocea a tech access fee of One Million Seven Hundred Thousand US dollars ($1,700,000) within **** days of the Effective Date. An invoice is not required for this payment.
Janssen – Genocea COA

6.2R&D Milestones. Unless approved by Janssen in writing, the amount that Janssen will pay Genocea in consideration for the completion of Genocea’s assigned activities under the Collaboration Work Plan shall not exceed One Million One Hundred Thousand US Dollars ($1,100,000) for ****, Four Hundred Thousand US Dollars ($400,000) for **** and One Million Eight Hundred Thousand US Dollars ($1,800,000) for ****.
6.3****, Genocea shall provide an invoice to Janssen **** within **** days after Janssen’s receipt thereof, **** Janssen’s Affiliate, Janssen Research and Development LLC may act as paying agent for any payments owed by Janssen under this Agreement. Invoices ****. In addition, Janssen shall **** of this Agreement. All invoices must reference a valid Janssen Purchase Order (P.O.) number. Janssen reserves ****. Upon the Effective Date, Genocea shall establish an Accounts Payable profile at www.ap.jnj.com Genocea’s contact to establish such profile is:
Contact Name: ****
Contact Phone Number: (617) ****
Contact E-Mail: ****
Invoices will **** the following information:
◦Invoice number
◦Invoice date
◦Amount of invoice
◦Purchase Order number
◦Explanation of work completed
An invoice copy marked “customer copy” should be sent via e-mail to:
To: ****
Email: ****
Janssen – Genocea COA

6.4Taxes.
6.4.1In General; Responsibility for Own Taxes. All fees charged by Genocea shall be **** value added, sales, use, goods and services, transfer, services, consumption, or other similar transaction taxes (“Indirect Taxes”) as well as gross receipts, excise and other taxes. Janssen shall make all payments of fees to Genocea under this Agreement without deduction or withholding for any tax, unless such deduction or withholding is required by law. Each party shall be responsible for: taxes based on its own net income, however denominated (including gross receipts) (“Income Taxes”); gross receipts, capital stock, and net worth taxes imposed on its business; franchise and privilege taxes imposed on its business; employment taxes of its employees; and taxes on any property it owns or leases. Genocea shall not pass on to Janssen and Janssen shall not be responsible for any taxes that Genocea incurs in subcontracting the performance of work under this Agreement except to the extent such taxes are included in the pricing set forth in this Agreement. Janssen and Genocea will reasonably cooperate with each other to more accurately determine a party’s tax liability and, to the extent legally permissible, use commercially reasonable efforts to minimize such liability.
6.4.2Withholding Taxes. In the event applicable law requires Janssen to withhold any Income Taxes from any payments made to Genocea, then Janssen shall withhold such Income Taxes, timely pay the full amount withheld to the relevant taxing authority, and provide Genocea with proof of such payment. Any Income Tax required to be withheld shall be an expense of and borne by Genocea and any amounts paid, deducted or withheld by Janssen shall be treated for all purposes of this Agreement ****. Genocea and Janssen will, to the extent legally permissible, use commercially reasonable efforts with respect to all documentation required by any taxing authority or reasonably requested by Janssen to secure a reduction in the rate of applicable withholding taxes. On the date of execution of this Agreement Genocea will deliver to Janssen an accurate and complete Internal Revenue Service Form W-9.
6.4.3Indirect Taxes. Genocea may charge Janssen for Indirect Taxes, as long as the amount of such Indirect Taxes are specified in a valid invoice compliant with applicable law. Janssen shall either pay such invoiced amount or supply valid exemption documentation. Genocea shall segregate on the invoice fees for taxable services from fees for nontaxable services. If an invoice does not comply with applicable law (including, where required, separate identification of Indirect Taxes), Genocea shall assume responsibility for payment of any tax-related interest and penalties imposed by a taxing authority resulting from such non-compliance.
Janssen – Genocea COA

7.CONFIDENTIALITY
7.1Confidential Information. The receiving party agrees to keep the disclosing party’s Confidential Information in strict confidence and not to disclose it to any third party. The receiving party agrees to use Confidential Information solely for the performance of the Collaboration Work Plan. The receiving party may disclose the disclosing party’s Confidential Information to its Representatives, who have a strict need to know such Confidential Information and are bound by written obligations of confidentiality and non-use similar in substance to those herein. Without limitation, the receiving party agrees to treat the disclosing party’s Confidential Information with the same degree of care as it would its own proprietary information (and in any case no less than a reasonable degree of care) and to take reasonable precautions to prevent the unauthorized disclosure to any third party of Confidential Information that it receives hereunder. In the event that a party wishes to disclose the other party’s Confidential Information to any third party, the receiving party shall provide the disclosing party with a copy of the proposed disclosure at least **** days prior to the intended disclosure and shall remove any of the disclosing party’s Confidential Information upon the written request of the disclosing party. The disclosing party shall promptly reply to such written request and in the event that the disclosing party does not respond to the receiving party’s request within **** days after receipt of such written notice, the receiving party may publish such Confidential Information, without any obligation to the disclosing party. Further the receiving party is liable for its Representatives use of the Confidential Information.
7.2Exceptions. The obligations set forth above shall not extend to any portion of Confidential Information that:
(i)is publicly available, or subsequently becomes publicly available through no fault of the receiving party;
(ii)prior to the time of disclosure, is known to the receiving party as evidenced by its written records;
(iii)after disclosure, is made available to the receiving party in good faith by a third party under no obligation of confidentiality;
(iv)the receiving party can conclusively establish was independently developed by or for the receiving party without access to or use of Confidential Information of the other party; or
Janssen – Genocea COA

(v)is required to be disclosed by law, government regulation, or court order; provided that, to the extent reasonably possible, such party provides prior written notice to the other party of such requirement and cooperates with the other party at the other party’s request and expense in any attempts to obtain a protective order or confidential treatment.
In any event, (a) Janssen Background IP, Janssen Collaboration Technology and Janssen Collaboration Data shall be Janssen’s Confidential Information with Janssen the disclosing party and Genocea the receiving party and (b) Genocea Background IP, Genocea Collaboration Technology and Genocea Collaboration Data shall be Genocea’s Confidential Information with Genocea the disclosing party and Janssen the receiving party.
7.3Return. All written documents, in tangible or electronic form, containing the disclosing party’s Confidential Information and any samples, received or acquired by the receiving party in connection with the Agreement shall remain the property of the disclosing party, and all such documents and other confidential material, together with any copies or excerpts thereof and any such other materials shall be at the request of the disclosing party promptly returned or its destruction certified after the completion or termination of the Collaboration Work Plan under the Agreement, except that the receiving party may retain one confidential copy of such Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations hereunder.
7.4Expiration. The obligations of confidentiality and non-use set forth herein shall expire ****.
7.5Prior CDA Agreement. Genocea and Janssen’s Affiliate, Johnson & Johnson Innovation LLC, are parties to a “Confidential Disclosure Agreement” having an effective date of **** (“Prior CDA Agreement”), under which either party’s Information (as defined in the Prior CDA Agreement) was disclosed. Genocea and Janssen agree that such Information disclosed under the Prior CDA Agreement, shall from the Effective Date of this Agreement be subject to the confidentiality and non-use terms of this Agreement and no longer subject to the confidentiality and non-use terms of the Prior CDA.
Janssen – Genocea COA

8.INTELLECTUAL PROPERTY RIGHTS
8.1Background Data & Technology.
8.1.1Background Data and Background Data Rights. The parties shall retain all rights to all Data (i) Controlled by each party prior to the Effective Date or (ii) generated by or on behalf of a party independent of this Agreement. All such Data shall be “Janssen Background Data” or “Genocea Background Data” and all rights to such Data shall be with respect to Janssen “Janssen Background Data Rights” and with respect to Genocea, “Genocea Background Data Rights”.
8.1.2Background Technology. The parties shall retain all right, title and interest in and to all Technology Controlled by a party and used or disclosed pursuant to this Agreement. All such Technology shall be “Genocea Background Technology” or “Janssen Background Technology” as applicable.
Intellectual Property Rights to such Background Technology and Background Data shall collectively be “Genocea Background IP” or “Janssen Background IP” as applicable. For purposes of clarity, Genocea Background IP includes the Genocea Platform.
8.2Licenses to Background Technology and Background Data for the Term.
8.2.1Janssen Grant. Janssen hereby grants Genocea a worldwide non-exclusive license to make, use, have made, and have used Janssen Background Data and Janssen Background Technology under Janssen Background IP in order to carry out specific activities outlined in Exhibit A: Collaboration Work Plan.
8.2.2Genocea Grant. Genocea hereby grants Janssen a worldwide non-exclusive license to make, use, have made, and have used Genocea Background Data and Genocea Background Technology under Genocea Background IP in order to carry out specific activities outlined in Exhibit A: Collaboration Work Plan.
Janssen – Genocea COA

8.3Collaboration Technology & Collaboration Data.
8.3.1Janssen Collaboration Technology & Janssen Collaboration Data. All right, title and interest in and to Collaboration Technology and Collaboration Data, including all Intellectual Property Rights thereto, (i) which is Developed solely by Janssen or its Representatives or (ii) incorporates or is Developed by the ****, by either or both parties (including their Representatives), with the exception in both cases of (i) and (ii) of Collaboration Technology and Collaboration Data consisting of the Genocea Platform or compositions and methods of identifying or selecting neoantigens (“Janssen Collaboration Technology” & “Janssen Collaboration Data”, respectively). For purposes of clarity, and notwithstanding the foregoing exception, Janssen Collaboration Technology ****. In the event that Janssen Collaboration Technology or Janssen Collaboration Data is Developed by Genocea or its Representatives, Genocea ****. Genocea shall promptly disclose any Janssen Collaboration Technology or Janssen Collaboration Data, Developed by Genocea or its Representatives to Janssen in writing. Genocea acknowledges that Janssen Collaboration Technology and Janssen Collaboration Data is the Confidential Information of Janssen and subject to the obligations of Article 7 and the Patent Filing provisions of Section 8.8.
8.3.2Genocea Collaboration Technology & Genocea Collaboration Data. All right, title and interest in and to Collaboration Technology and Collaboration Data, including all Intellectual Property Rights thereto, **** shall be solely owned by Genocea (“Genocea Collaboration Technology” & “Genocea Collaboration Data”, respectively). For purposes of clarity, Genocea Collaboration Technology and Genocea Collaboration Data ****. In the event that Genocea Collaboration Technology or Genocea Collaboration Data is Developed by Janssen or its Representatives, Janssen ****. Janssen shall promptly disclose any Genocea Collaboration Technology or Genocea Collaboration Data Developed by Janssen or its Representatives to Genocea in writing. Janssen acknowledges that Genocea Collaboration Technology and Genocea Collaboration Data is the Confidential Information of Genocea and subject to the obligations of Article 7 and the Patent Filing provisions of Section 8.8.
8.4No Implied License. Except as expressly provided herein, nothing in this Agreement shall be construed to confer any ownership interest, license or other rights upon a party by implication, estoppel or otherwise as to any Data, Technology, Intellectual Property Rights, products or biological materials of the other party or any other entity.
Janssen – Genocea COA

8.5Licenses; Internal Research Purposes.
8.5.1Genocea Grant. Genocea hereby grants Janssen a worldwide royalty-free non-exclusive license to make, use, and reproduce Genocea Collaboration Technology and Genocea Collaboration Data for Internal Research Purposes under Intellectual Property Rights to Genocea Collaboration Technology and Genocea Collaboration Data, with the right to grant sublicenses to its Affiliates.
8.5.2Janssen Grant. Janssen hereby grants Genocea a worldwide royalty-free non-exclusive license to make, use, and reproduce Janssen Collaboration Technology and Janssen Collaboration Data for Internal Research Purposes under Intellectual Property Rights to Janssen Collaboration Technology and Janssen Collaboration Data, with the right to grant sublicenses to its Affiliates.
8.5.3Genocea Platform. Janssen hereby grants Genocea a perpetual worldwide royalty-free non-exclusive license to (i) develop, make, use and sell the Genocea Platform and (ii) provide services to third parties using the Genocea Platform, both under Intellectual Property Rights to Janssen Collaboration Technology and Janssen Collaboration Data****.
8.6No Implied License. The parties acknowledge that provided Materials may be subject to issued and/or pending patents and patent applications. All right title and interest in and to such Materials shall remain with the providing party. Except for the right to use Materials as expressly described herein, no express or implied licenses or other rights to use the Materials are provided by the providing party to the recipient under any patents, patent applications, trade secrets or other proprietary rights owned or Controlled by the providing party.
8.7Option. From the Effective Date of this Agreement until **** (the “Option Period”), Genocea grants Janssen an option (the “Option”) to enter into a collaboration agreement to conduct further research and development activities and/or obtain a **** license, including the right to grant sublicenses, to make, use, and sell **** (the “License”). During the Option Period, **** Janssen may at its sole discretion exercise the Option by delivering written notice to Genocea during the Option Period. In the event that Janssen provides such written notice, the parties shall negotiate the License in good faith on commercially reasonable terms that reflect the past and future contributions of the parties, for **** Genocea’s receipt of such notice (“Negotiation Period”). The parties may extend the Option Period or the Negotiation Period by mutual written consent. If Janssen fails to provide written notice during the Option Period, or if the parties do not execute a License agreement during the Negotiation Period, Genocea shall no longer have any obligations to Janssen concerning the License.
Janssen – Genocea COA

8.8Patent Filing Collaboration Technology and Collaboration Data. Pursuant to the ownership obligations of this Section, each party has the right to obtain or file for Patent Rights to Collaboration Technology and Collaboration Data owned by a party (“Patent Filing”) subject to the following obligations: For purposes of clarity, such Patent Filings may disclose such owning party’s Collaboration Data but may not disclose the other party’s Collaboration Data during the period of confidentiality of Article 7 without the prior written permission of the owning party.
8.8.1Janssen Patent Filings. Janssen may file for Patent Rights to Janssen Collaboration Technology and Janssen Collaboration Data, excluding Vaccine Constructs. In the event that Janssen Patent Filings incorporate or disclose any Genocea Confidential Information, Janssen shall obtain Genocea’s prior written permission, such permission shall not be unreasonably withheld.
8.8.2Genocea Patent Filings. Genocea may file for Patent Rights to Genocea Collaboration Technology and Genocea Collaboration Data. Where such Genocea Patent Filings incorporate or disclose any Janssen Confidential Information, Genocea shall obtain Janssen’s prior written permission, such permission shall not be unreasonably withheld.
8.8.3Disclosure Obligation. From the Effective Date until the later of (i) the early termination of the Agreement or (ii) the expiration of the Option Period or the Negotiation Period as applicable, and in the event that either party wishes to file applications to protect any of such party’s Intellectual Property Rights to Collaboration Technology or Collaboration Data , such party shall ****. In the event that, the parties disagree on the ownership of such Intellectual Property Rights, the parties shall resolve such disagreement by the dispute resolution provisions of this Agreement.
Janssen – Genocea COA

9.AUDITS
9.1Right to Audit. Janssen may, at its own cost and during normal business hours during the term of the Agreement and for **** thereafter and upon reasonable notice (which shall in any event be no less than **** days, unless otherwise required by applicable law), inspect and audit the books and records of Genocea with respect to the Collaboration Work Plan for the sole purpose of evaluating compliance with the financial obligations of this Agreement; provided, however, that such audits occur ****. Any audit shall be conducted by an independent accountant mutually acceptable to the parties, who shall enter into an agreement with Genocea prior to such audit that contains obligations of confidentiality and non-use that are substantially similar to the obligations in this Agreement. The accountant shall disclose to Janssen only a summary report verifying whether the amount of expenses and payments hereunder are correct or incorrect and only those details concerning any discrepancy. All information revealed to Janssen during any such audit shall be provided to Genocea and deemed Genocea’s Confidential Information subject to Article 7 of this Agreement. Genocea shall reasonably cooperate with the Janssen audit procedures. Genocea shall retain all applicable books and records for **** subsequent to the expiration or termination of the Agreement or such longer period as required by applicable law. If such audit results in findings that require follow-up or action, Janssen shall provide written documentation of such findings, and Genocea agrees to provide commercially reasonable responses to such findings.
10.COMPLIANCE
Each party warrants that its activities under this Agreement will be performed in compliance with Applicable Laws.
11.PROTECTING AND SAFEGUARDING OF DATA
Genocea, and Janssen will, throughout the term of this Agreement, employ Commercially Reasonable Efforts to ensure that all data collected and stored pursuant to this Agreement will be reasonably safeguarded against loss, damage and destruction arising from any cause including, but not limited to: theft, fire, flood, earthquake, lightning, and electrical disruption. Genocea will maintain and manage all paper or electronic records, files, documents, work papers, receipts and all other information in any form provided by Janssen or its Representatives generated pursuant to this Agreement (the “Files and Work Papers”), in accordance with Exhibits B and C of this Agreement.
Janssen – Genocea COA

12.RECORDS RETENTION
All Files and Work Papers shall be maintained and managed by each party (i) separately from files generated, managed or maintained by the party under agreements with other companies, (ii) in a manner so they can be promptly and accurately produced when reasonably required by the other party, and (iii) as required by law.
13.INDEMNIFICATION
13.1Mutual Indemnification. The parties agree (each indemnifying party an “Indemnifying Party”) to indemnify each other (and their respective Representatives) (collectively, an “Indemnified Party”) for third party losses, claims, damages and liabilities of any kind (“Losses”) that are attributable to the ****, except for any such Losses to the extent arising from any breach of this Agreement or negligence or willful misconduct of any Indemnified Party or breach by the Indemnified Party of a representation, warranty or other covenant in this Agreement and in the case of Janssen as Indemnifying Party, for Losses that are attributable to development or commercialization of the Janssen Vaccine, the adenoviral vector or antigen components thereof. Otherwise, the parties will be responsible for their own acts or omissions in the performance of their duties hereunder.
13.2Indemnification Procedures. Each Indemnified Party hereunder shall provide the indemnifying party with prompt notice of any such Losses and provide all reasonable assistance, at the indemnifying party’s expense, to the indemnifying party in defending against such Losses and shall have an opportunity to participate in any defense at their own expense. The indemnifying party shall not enter into a settlement relating to a Loss without the Indemnified Party’s consent, which shall not be unreasonably withheld, conditioned or delayed, unless the settlement involves only the payment of money by the indemnifying party.
14.PUBLICITY & PUBLICATION
14.1Confidentiality Obligations. All parties agree to keep in strict confidence and not to disclose the identity, interest or participation of the other parties in connection with the subject matter of this Agreement, the relationship of the parties, or the terms of this Agreement and the terms of this engagement hereunder; provided, however that Genocea may disclose the identity and nature, but not the financial terms of this Agreement or any Janssen Collaboration Technology or Janssen Collaboration Data generated hereunder, to prospective collaborators, bankers, and investors who are bound by obligations of confidentiality consistent with those contained herein.
Janssen – Genocea COA

14.2Publicity. Without prior written consent of the other parties, except with respect to required U.S. securities disclosures including the press release attached hereto as Exhibit D, none of the parties shall generate any publicity, news release or other announcement concerning the existence of this Agreement or the terms of engagement of hereunder or the subject matter of this Agreement hereunder. Without prior written consent of a party, the name of such party or any of its Affiliates (including Johnson & Johnson, or Janssen) may not be used for any advertising or promotional purposes.
14.3Publications. Neither party may publish or present, or include **** Collaboration Technology or Collaboration Data that are owned by the other party, except that the party proposing to publish or present (the “Publishing Party”) **** may do so if the Publishing Party obtains the other party’s prior written consent to such publication or presentation. In such event, the Publishing Party shall furnish the other party (the “Non-Publishing Party”) with a copy of any proposed publication or abstract of any proposed presentation no less than **** days prior to the date it is to be submitted for publication or presentation. The Publishing Party shall incorporate all comments made by the Non-Publishing Party and shall remove any of the Non-Publishing Party’s Confidential Information from such publication or presentation that is identified to the Publishing Party in writing by the Non-Publishing Party following the Non-Publishing Party’s review. Upon the Non-Publishing Party’s request, such proposed publication or presentation shall be delayed up to an additional **** days to enable the preparation and filing of patent applications to protect the patentability of any of such Non-Publishing Party’s IP described therein. If no such comments or requests are received by the Publishing Party within the initial **** day review period, the Publishing Party shall be free to submit for publication or present the publication or abstract. In any publication or presentation of the Collaboration Technology or Collaboration Data, the Publishing Party shall acknowledge the Non-Publishing Party’s contribution in accordance with accepted scientific practice, unless the Non-Publishing Party notifies the Publishing Party that it does not want its name used in such publication or presentation.
15.REPRESENTATION AND WARRANTY
15.1Conduct of Collaboration Work Plan. Genocea and Janssen each represents and warrants that its work in the Collaboration Work Plan will be performed in accordance with this Agreement and any applicable industry standards and practices and all Applicable Laws, ordinances and regulations including without limitation those relating to the environment, occupational safety and health administration, labor standards and any permits, licenses and certifications Genocea or Janssen is required to have governing the Collaboration Work Plan.
Janssen – Genocea COA

15.2No Conflicting Obligations. Genocea and Janssen each represents and warrants that to its actual knowledge it is not under any obligation, contractual or otherwise, to any other person, institution or other entity that would conflict with performance of the Collaboration Work Plan under this Agreement or that would prohibit the payment of compensation or the acceptance of such payment in the amount and the manner as set forth herein.
15.3No Conflicts. Genocea and Janssen each represents and warrants that it has not entered and will not knowingly enter into any agreement or understanding with a third party, which conflicts with the terms of this Agreement. Genocea and Janssen each warrants that it has the right to perform their duties and obligations as provided in this Agreement without conflict of interest to others and without knowingly violating any confidentiality obligations it may have towards others. Genocea and Janssen shall have obtained, in writing, all third-party consents that may be necessary or appropriate for the performance of the Collaboration Work Plan under this Agreement. Each party shall make available such consents to the other upon request.
15.4Genocea Assignment of Inventions. Genocea warrants that all of its Representatives who have rendered or will render services pursuant to the Collaboration Work Plan either (i) have executed agreements requiring assignment to Genocea of all their right, title and interest in and to their inventions and discoveries they have invented or otherwise discovered or generated during the course of and as a result of their association with Genocea, whether or not patentable, if any, to Genocea as the sole owner thereof; or (ii) if any of Genocea’s Representatives shall not have executed such an agreement they: (a) are subject to legal requirements to assign all their right, title and interest in and to all inventions they have invented or otherwise discovered or generated during the course of and as a result of their association with Genocea, to Genocea; or (b) assignment by such employee, officer, contractor, and consultant of such inventions to Genocea occurs by operation of law.
Janssen – Genocea COA

15.5Janssen Assignment of Inventions. Janssen represents and warrants that all of its Representatives who have rendered or will render services pursuant to the Collaboration Work Plan either (i) have executed agreements requiring assignment to Janssen of all their right, title and interest in and to their inventions and discoveries they have invented or otherwise discovered or generated during the course of and as a result of their association with Janssen, whether or not patentable, if any, to Janssen as the sole owner thereof; or (ii) if any of Janssen’s Representatives shall not have executed such an agreement they: (a) are subject to legal requirements to assign all their right, title and interest in and to all inventions they have invented or otherwise discovered or generated during the course of and as a result of their association with Janssen, to Janssen; or (b) assignment by such employee, officer, contractor, and consultant of such inventions to Janssen occurs by operation of law.
15.6No Infringement. As of the Effective Date, Genocea and Janssen each represents and warrants that to its actual knowledge, (i) the Genocea Background Technology, in the case of Genocea, and (ii) the Janssen Background Technology, in the case of Janssen, in each case of (i) and (ii) does not infringe valid Intellectual Property Rights of third parties. In the event that during the term of this Agreement, a party receives notice regarding any such infringement, such party shall promptly notify the other party.
15.7Licensed Third Party IP. Genocea represents and warrants that Genocea is a party to a license agreement concerning the Licensed Third Party IP and that such license agreement permits Genocea the right to perform the activities of the Collaboration Work Plan and does not contain terms that contradict or conflict with Genocea’s obligations under this Agreement (“Third Party License Agreement”).
15.8Genocea represents and warrants that Genocea has not defaulted on any of its obligations under the Third Party License Agreement and Genocea shall continue to comply with such obligations during the Term.
15.9NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPLICITLY SET FORTH IN THIS AGREEMENT, EACH PARTY HEREBY DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, EXPRESS OR IMPLIED, WHETHER STATUTORY OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
Janssen – Genocea COA

16.NO EXCLUSIVITY
This Agreement does not imply an exclusive undertaking on the part of Janssen or Genocea. Except for the restrictions expressly set forth in this Agreement, nothing in this Agreement shall be construed to restrict the right of any party or any of its Affiliates to engage in any business activity, investment or other opportunity anywhere in the world, including the right of each party or any of its Affiliates to work with direct competitors of the other parties.
17.ASSIGNMENT
None of the parties shall assign or otherwise transfer the whole or any part of its rights and obligations under this Agreement to any third party or entity without the prior written consent of the other party. Notwithstanding the foregoing, any party may assign or transfer the Agreement in whole to an Affiliate or to a third party in connection with a merger, disposition or sale of all or substantially all of its assets that pertain to the subject matter of this Agreement without the prior written consent of the other party, provided that such assigning (or transferring) party shall provide the other party with written notice thereof promptly after the effective date of such assignment or transfer. Any purported assignment that does not follow the obligations of this Article shall be void.
18.FORCE MAJEURE
None of the parties shall be liable or deemed in default for failure to perform any duty or obligation that such party may have under this Agreement where such failure has been occasioned by any natural disaster, fire, strike, inevitable accidents, war, pandemic or other public health emergency, or any other cause outside the reasonable control of that party, and occurring without its fault or negligence, provided that the severity of the conditions generated by such causes, is substantially greater than the conditions that exist on the Effective Date. The party whose performance has so been interrupted shall give the other party(ies) notice of the interruption and cause thereof, and shall use every reasonable means to resume full performance of this Agreement as soon as possible.
19.SEVERABILITY
In the event that a court of competent jurisdiction holds any provision of this Agreement to be invalid, such holding shall have no effect on the remaining provisions of the Agreement, and they shall continue in full force and effect.
Janssen – Genocea COA

20.NO WAIVERS
The failure of any party to require performance by another party of any of that other party’s obligations hereunder shall in no manner affect the right of such party to enforce the same at a later time. No waiver by any party hereto of any condition, or of the breach of any provision, term, representation or warranty contained in the Agreement shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or of any other condition or of the breach of any other provision, term, representation, or warranty hereof. The remedies provided in this Agreement are not exclusive and the party suffering from a breach or default of the Agreement may pursue all other remedies, both legal and equitable, alternatively or cumulatively.
21.GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of Delaware, without regard to choice of law provisions.
22.DISPUTE RESOLUTION
22.1Arbitration. Any controversy or claim arising out of or relating to this Agreement shall be resolved by arbitration before a single arbitrator in accordance with the then current CPR Non-Administered Arbitration Rules (“CPR Rules”), under the Fast Track Administered Arbitration Rules (www.cpradr.org), except where those rules conflict with this provision, in which case this provision controls. The arbitrator shall be selected through selection procedures administered by the CPR within **** business days from commencement of the arbitration from the CPR Panel of Distinguished Neutrals, unless a candidate not on such panel is approved by both parties. Within **** days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures, including limits on discovery, assuring that the arbitration will be concluded and the award rendered within no more than **** months from selection of the arbitrator or, failing agreement, procedures meeting such time limits will be designed by the arbitrator and adhered to by the parties. The arbitration shall be held in New York, New York and the arbitrator shall apply the substantive law controlling this Agreement, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. Any court with jurisdiction shall enforce this clause and enter judgment on any award. Notwithstanding the provisions of Section 22.3, the arbitrator may award **** of the arbitration as provided in the CPR Rules.
22.2Provisional Remedies; Confidentiality. Each party has the right to seek from the appropriate court provisional remedies to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the dispute. Rule 14 of the CPR Rules does not apply to this Agreement. All disputes and arbitration proceedings shall be treated as confidential.
Janssen – Genocea COA

22.3LIMITATION OF LIABILITY; WAIVERS. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR CONSEQUENTIAL DAMAGES PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT APPLY TO OR LIMIT A PARTY’S ****. EACH PARTY HERETO WAIVES (1) ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY, (2) WITH THE EXCEPTION OF RELIEF MANDATED BY STATUTE, ANY CLAIM TO PUNITIVE, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLIED, INDIRECT, CONSEQUENTIAL OR LOST PROFITS/REVENUES DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER, AND (3) ANY CLAIM FOR ATTORNEY FEES, COSTS AND PREJUDGMENT INTEREST, EXCEPT WITH RESPECT TO A PARTY’S **** OR AS OTHERWISE SET FORTH HEREIN.
22.4Preliminary Injunction. Each party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.
23.NOTICES
All notices required or permitted under this Agreement shall, except where otherwise specifically provided, be in writing and be sent by air courier or by electronic mail (with a confirmation copy by air courier) properly addressed to the respective parties as follows:
To JANSSEN     Copy to:    Copy to:

Janssen Biotech Inc.	Johnson & Johnson Boston Innovation Center	Johnson & Johnson
800/850	255 Main Street	Law Department
Horsham PA 19044	7th Floor	One Johnson & Johns Plaza
	Cambridge, MA 02142	New Brunswick, New Jersey 08933
Attn: President.	Attn: ****	Attn: Chief Intellectual Property Counsel
	Email: ****	Email: ****
Janssen – Genocea COA

To GENOCEA

Genocea
Chief Legal and Compliance Officer
100 Acorn Park Drive
Cambridge, MA 02140
Attn: ****
Email: ****
or to such other addresses or addressees as the parties hereto may designate in writing for such purposes during the Term. Notices shall be deemed to have been made: (i) if by electronic mail, when receipt is confirmed by recipient and when the e-mail leaves the e-mail gateway of the sender where it leaves such gateway on or before 17.00 hours on any Business Day, or at 08.00 hours on the next Business Day after it leaves such gateway if it leaves such gateway after 17.00 hours (and the onus shall be on the sender to prove the time that the e-mail left its gateway), and (ii) if by air courier, five (5) Business Days after delivery to the courier.
24.ENTIRE AGREEMENT
The Agreement, including exhibits and appendices hereto, represents the entire and integrated agreement between the parties with respect to the subject matter herein and supersedes all prior negotiations, representations or agreements, either written or oral, regarding the performance of the Collaboration Work Plan. This Agreement is drafted in the English language, and regardless of any translations, the English version shall control.
25.COUNTERPARTS
Where permitted according to applicable law, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute one and the same instrument. Where counterparts are not permitted according to applicable law, this Agreement must be executed (i) either in paper form, in as many original copies as there are parties to the Agreement, each copy to be signed in full by each party on the same instrument, or (ii) in electronic form through a validated electronic signing software, where the electronic version is signed in full by each party on the same electronic instrument. Electronically executed or electronically transmitted (including via fax) signatures shall have the full force and effect of original signatures.
Janssen – Genocea COA

26.COMPLIANCE WITH ANTI-CORRUPTION LAWS
None of the parties shall perform any actions that are prohibited by anti-corruption laws that may be applicable to one or more parties to the Agreement. Without limiting the foregoing, no party shall make any payments, or offer or transfer anything of value, to any government official or government employee, to any political party official or candidate for political office or to any other third party related to the transaction in a manner that would violate applicable anti-corruption laws.
27.SURVIVAL
The following provisions will survive expiration or termination of this Agreement, Sections 1, 3.1.1(v), 3.1.1(vi), 3.1.2(vi), 3.2, 5.3 through 5.5 (inclusive), 6.1, 6.2, 6.3 and 6.4 (to the extent applicable), 8.1, 8.3, 8.4, 8.6, 8.7 (only following expiration, not termination, for the Option Period and, if the Option is exercised, for the Negotiation Period), 8.8, and Articles 7, 11, 13 through 27 (inclusive), including all definitions, any sections, subsections or clauses included within, and exhibits applicable to those sections and articles.
*****
[Signature Page Follows]
Janssen – Genocea COA

This Collaboration and Option Agreement will become effective on Effective Date.

Genocea Biosciences, Inc.		Janssen BioTech Inc.
Signature:	/s/ William D. Clark	Signature:	/s/ Sarkis Serge Messerlian
Name:	William D. Clark	Name:	Sarkis Serge Messerlian
Title:	President and CEO	Title:	Vice President, North America, Oncology
Date:	December 28, 2021	Date:	December 18, 2021
Janssen – Genocea COA

Attachments:
Exhibit A – Collaboration Work Plan
Exhibit B – Records Management Policy
Exhibit C – Policy on Data Safeguards
Exhibit D – Press Release

Exhibit A
COLLABORATION WORK PLAN
****

Exhibit B
RECORDS MANAGEMENT POLICY
Management of Records in Janssen third party relationships
• Janssen files and work papers must not be used by Genocea, its employees, agents, Affiliates, or others for their own gain.
• Janssen files and work papers related to the Agreement must be generated, maintained and managed separately from files generated, managed or maintained by Genocea under agreements with other companies.
• Janssen files and work papers that are created or modified by Genocea in electronic format must be submitted to Janssen in electronic format or as otherwise directed by Janssen.
• Janssen files and work papers must not be stored within Genocea or its employees’ or agents’ homes, unless necessary due to work-at-home restrictions imposed in connection with the COVID-19 pandemic.
• Janssen files and work papers must be destroyed on a timely basis as follows:
1. Genocea must notify Janssen prior to destruction of Janssen files and work papers so that it can be verified that records are not pertinent to any litigation or government inquiry before their destruction.
2. Genocea must promptly notify Janssen prior to the production of subpoenaed records so that Janssen may seek a protective order or other appropriate protection for Janssen files and work papers.

Exhibit C
POLICY ON DATA SAFEGUARDS
1. If Genocea possesses Janssen information that is not publicly available, has access to Janssen information or computing resources using Genocea’s computing and network resources over a network-to-network connection, or hosts any Janssen information on a Genocea-hosted, Internet facing website or web application, it shall have in place and maintain an information security program that encompasses administrative, technical, and physical safeguards that meet or exceed the applicable industry standards to protect against threats both to the unauthorized or accidental destruction, loss, alteration, or use of, and the unauthorized disclosure or access to such Janssen information.
2. If Genocea uses a Genocea computing resource to access the Internet in order to view or input Janssen information that is not publicly available, provided that Genocea does not electronically or physically retain any Janssen non-public information subsequent to such access, Genocea’s obligation with respect thereto is limited to meeting or exceeding any applicable industry standards reasonably intended to protect against threats both to the unauthorized or accidental destruction, loss, alteration, or use of, and the unauthorized disclosure or access to non-public information.
3. Genocea personnel who are provided ongoing access to Janssen facilities and/or network and computing resources shall abide by all applicable Acceptable Use policies and complete the information security training approved by Janssen. For such personnel, Genocea shall conduct background checks and/or other investigations deemed necessary, as appropriate and permitted by applicable law. Genocea personnel with direct, unrestricted access to the Johnson & Johnson Network (“JJNET”) shall complete Janssen’s information security awareness training upon initial access to JJNET and annually thereafter. Genocea access or connectivity may be terminated at any time upon violation of policies and/or misuse or abuse of privileges.
4. If Genocea discovers or is notified of a breach or potential breach of security relating to Janssen information that is not intended for public release, Genocea shall (a) notify Janssen within twenty-four (24) hours of such breach or potential breach and (b) if the applicable Janssen information was in the possession of Genocea at the time of such breach or potential breach, Genocea shall (i) investigate and remediate the effects of the breach or potential breach and (ii) provide Janssen with assurance that Genocea addressed such breach or potential breach in a satisfactory manner.
5. No Janssen information shall be sold, assigned, leased or otherwise disposed of to a third party by or for Genocea or commercially exploited by or on behalf of Genocea or its personnel without written direction from Janssen.

Exhibit D
PRESS RELEASE
Genocea Biosciences enters into Inhibigen R&D collaboration and option agreement with Janssen
CAMBRIDGE, Mass., December __, 2021 – Genocea Biosciences, Inc. (Nasdaq: GNCA), a biopharmaceutical company developing next-generation neoantigen immunotherapies, has entered into an R&D collaboration and option agreement with Janssen Biotech, Inc., one of the Janssen Pharmaceutical Companies of Johnson & Johnson, to explore the immunogenicity of neoantigens and the role and impact of InhibigensTM in the context of vaccine therapies for cancer. The agreement was facilitated by Johnson & Johnson Innovation.
Under the collaboration, Genocea will use its clinically validated ATLASTM platform to characterize Janssen-identified antigens as well as assess approaches that could mitigate the impact of Inhibigens.
Genocea will receive a technology access fee and full R&D funding for its work under the collaboration. The agreement includes an option for Janssen to negotiate a future strategic partnership to develop non-personalized vaccine products using Genocea’s ATLAS platform and expertise on Inhibigens.
“ATLAS is the only technology that can identify Inhibigens, pro-tumor antigens that can undermine otherwise effective immunotherapies” said Chip Clark, Genocea’s President and Chief Executive Officer. “We are delighted to work with Janssen on this novel biology that has important implications for cancer treatment.”
About Genocea Biosciences, Inc.
Genocea’s mission is to identify the right tumor targets to develop life-changing immunotherapies for people suffering from cancer. Our proprietary ATLAS™ platform can comprehensively profile each patient’s T cell responses to potential targets, or antigens, on that patient’s tumor. ATLAS zeroes in on both antigens that activate anti-tumor T cell responses and inhibitory antigens, Inhibigens™, that drive pro-tumor immune responses. We are conducting a Phase 1/2a clinical trial for GEN-011, our investigational adoptive T cell therapy comprising neoantigen-targeted peripheral cells. We continue to monitor patients in our phase 1/2a clinical trial for GEN-009, our investigational neoantigen vaccine. In addition to our two clinical programs, we are conducting research in several areas where we believe ATLAS could be a key tool in optimizing antigen selection for therapies across a number of diseases. To learn more, please visit https://www.genocea.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Genocea cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time. These factors include, but are not limited to, risks related to the potential failure of our active product candidates which are in an early stage of clinical development; our ability to obtain regulatory approval for our current and future product candidates; potential delays in enrolling patients in our clinical trials; our reliance on third parties to conduct technical development, non-clinical studies and clinical trials for our product candidates; our reliance on third parties to conduct some or all aspects of our product manufacturing; our ability to obtain or protect intellectual property rights related to our product candidates; the potential impacts of COVID-19 on our business and financial results; changes in law, regulations, or interpretations and enforcement of regulatory guidance; our need for additional financing and the risks listed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2020 and any subsequent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release and Genocea assumes no duty to update forward-looking statements, except as may be required by law.